Exhibit 10.22

KORN/FERRY INTERNATIONAL

AMENDMENTS

TO

PERFORMANCE AWARD PLAN

The following sets forth the amendments and modifications to the Korn/Ferry International Performance Award Plan as of July 14, 2003. Terms used herein and not otherwise defined have the meaning set forth in the Plan. These amendments and modifications have been adopted by the Board and, as applicable, the shareholders of the Company.

Subject to stockholder approval, Section 4.3 was amended to read in its entirety as follows:

“Limit on Number of Restricted Shares.     In no event shall more than 700,000 shares of Common Stock covered by the Plan be available for Awards issued (or reissued) under this Plan as time-based Restricted Stock Awards for nominal or no consideration other than the par value. This limit on Restricted Shares does not apply to shares issued principally for past services, to shares issued in respect of compensation earned but deferred, or to shares issued in respect of Performance-Based Awards under Section 5.2.”

Section 8.5 was amended to read in its entirety as follows:

“Termination of Directorship.     If a Non-Employee Director’s services as a member of the Board terminate for any reason, an Option granted pursuant to this Section 8 and then held by the director, to the extent the Option is then exercisable, will remain exercisable for 60 months after the date of termination or until the expiration of the stated term of the Option, whichever first occurs. Any portion of an Option granted pursuant to this Section 8 that is not exercisable at the time of the termination of service will terminate upon termination of service.”

Except as set forth above, the Plan remains in full force and effect.